003 Investors Fund
7/31/07 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended July 31, 2007, Putnam Management has
assumed $12,816 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1

Class A		5,329
Class B		none
Class C		none

72DD2

Class M		none
Class R		    2
Class Y		3,066


73A1

Class A	     	0.033
Class B		none
Class C		none

73A2

Class M		none
Class R		0.033
Class Y		0.068



74U1

Class A	       159,604
Class B	    	37,183
Class C		 4,910

74U2

Class M		 2,686
Class R		    89
Class Y	        46,052

74V1
Class A		15.35
Class B		13.99
Class C		14.75

74V2

Class M		14.62
Class R		15.20
Class Y		15.56

Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.